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[UAG LOGO]

         NEW YORK--(BUSINESS WIRE)-- April 15, 1997--United Auto Group, Inc. (NYSE: UAG), the nation's second largest publicly-traded automotive retailer, has signed a definitive agreement to acquire 100% of the capital stock of three General Motors Corporation dealerships in the Carolinas: Reed-Lallier Chevrolet, Inc., located in Fayetteville, North Carolina; Gene Reed Chevrolet, Inc. and Michael Chevrolet-Oldsmobile, Inc., which are located in the Charleston, South Carolina suburbs of North Charleston and Summerville, respectively.

     The announcement was made today by Marshall S. Cogan, Chairman of the Executive Committee of United Auto. Mr. Cogan, who will become the Company's Chairman effective April 17, 1997, said: "The acquisition of these dealerships reflects our confidence in the growth of the Carolinas, and is consistent with our strategy to grow principally in the South, Southeast and Southwest."

         The aggregate consideration for the acquisitions is approximately $30.0 million, including approximately $17.0 million in cash and approximately $13.0 million in United Auto common stock, with such consideration subject to adjustment based on earnings. The transaction is expected to close by June 1, 1997 and is subject to manufacturer approvals as well as other customary conditions.

         The three dealerships, which are owned principally by Gene Reed, Jr., had estimated 1996 revenues of approximately $135.0 million. All of the dealerships also sell previously-owned vehicles and offer a complete range of services including service and parts, and the placement of financing and insurance.

         United Auto also owns GM dealerships in its New York Metro and Arkansas hubs.

         United Auto reported pro forma 1996 net income of $21.2 million on revenues of $1.6 billion. Taking into consideration its recently announced acquisitions, the Company estimates that its current run rate for 1997 exceeds $2.7 billion. The Company has pursued a strategy based on internal growth from its existing dealerships and from strategic acquisitions. United Auto is expected to complete the previously announced acquisitions of Las Vegal-based Gary Hann Nissan Inc., nine Florida and Long Island dealerships owned by the
Staluppi family and three Ford dealerships in the Chattanooga and Atlanta markets by mid-May.

         United Auto operates 41 franchises in Arizona, Arkansas, Connecticut, Georgia, New Jersey, New York, Tennessee and Texas. As an integral part of its dealership operations, United Auto sells used vehicles and operates eight stand-alone United Auto Mart used vehicle retail centers. United Auto dealerships market a complete line of aftermarket automotive products and services through United AutoCare. The Company also owns Atlantic Auto Finance Corporation, a finance company engaged in the purchase, sale and servicing of prime credit quality automobile loans.



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         This press release  contains  forward-looking  information,  and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the Company's prospectus dated October 23, 1996

                  CONTACT: Robert Nelson
                           Chief Financial Officer
                           Karl Winters
                           Treasurer
                           212/223-3300
                                   or
                           Bob Amen
                           Amen & Associates
                           212/448-4200